Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Sky Financial Group, Inc.

Bowling Green, Ohio

We have audited the accompanying consolidated balance sheet of Sky Financial Group, Inc. as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of Sky Financial Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, Sky Financial Group, Inc. adopted new accounting guidance for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities during 2001.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

January 21, 2003